UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2013

FURIEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

                 001-34641                                                27-1197863

(Commission File Number)               (IRS Employer ID Number)

3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (919) 456-7800

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b), (c), (e) On October 25, 2013, our Chief Financial Officer, Marshall H. Woodworth, tendered his resignation in accordance with his January 29, 2010 employment agreement. In connection with this resignation, we entered into a Resignation and Transition Agreement dated October 25, 2013 with Mr. Woodworth (“the “Resignation Agreement”). Pursuant to the Resignation Agreement Mr. Woodworth’s resignation as our Chief Financial Officer will take effect at 11:59:59 p.m. on November 14, 2013, and he has agreed to remain in our employ to assist the company during a transition period that will end on January 29, 2014 (“Effective Resignation Date”). We will pay Mr. Woodworth his base salary and provide benefits through the Effective Resignation Date. Additionally, Mr. Woodworth’s option to purchase 2,765 shares of common stock that would otherwise vest on February 24, 2014 will instead vest on the Effective Resignation Date.

Our Board of Directors has appointed Sailash Patel, our Vice President, Strategic Development since April 2010, as Chief Financial Officer, effective November 15, 2013. In connection with this appointment we entered into a First Amended and Restated Employment Agreement with Mr. Patel (the “Employment Agreement”).

Pursuant to the Employment Agreement, we will pay Mr. Patel an annual base salary of $250,000. Additionally, we will grant Mr. Patel 1,000 shares of restricted common stock, with 50% vesting on June 10, 2014, and 50% vesting on June 10, 2015. Mr. Patel will continue to be eligible to participate in our plans and benefits, including our discretionary annual cash incentive plan. For 2014, the target bonus for Mr. Patel’s position will be 35% of his base salary.

After the first anniversary of this agreement, the agreement will automatically renew for successive one-year periods, unless either Mr. Patel or we provide written notice of termination to the other at least 90 days prior to the termination of the applicable employment period. The Employment Agreement also is terminable on Mr. Patel’s death, inability to perform essential functions of his positions for a period of 90 consecutive days or 90 nonconsecutive days within a six-month period due to a total and permanent physical or mental impairment, deliberate failure to substantially perform duties and responsibilities, malicious engagement in any act or omission that materially or potentially materially injures the business or reputation of the Company, engagement in a form of discrimination or harassment prohibited by law, misappropriation or embezzlement of property of the Company, material breach of specified provisions of his Employment Agreement, conviction or plead of guilty or no contest to a felony. Additionally, Mr. Patel may terminate this agreement on 30 days’ written notice. If Mr. Patel’s employment is terminated for one of the foregoing reasons, then we will continue to pay Mr. Patel his then-current salary until the date of termination or expiration.

If Mr. Patel’s employment is terminated for a reason other than the foregoing reasons (other than our change in control), we must continue to pay Mr. Patel his base salary for the duration of the employment period. If Mr. Patel’s termination without cause or for good reason occurs on the date of, or within six months of a change in control of our Company (as defined in his February 2010 Severance Agreement), then we will pay Mr. Patel an amount equal to his then-current salary for 12 months and the greater of the target bonus under our incentive cash bonus plan or an average of the cash bonuses received in the 24 months preceding his termination.

Mr. Patel has served as the Company’s Vice President, Strategic Development since 2010. Prior to that, Mr. Patel served as the General Manager of BioDuro, a PPD company, from December 2009 to April 2010. From October 2009 to December 2009, Mr. Patel was the Vice President of Strategic Development at PPD Inc. From February 2008 to October 2009 he was the Executive Director of Strategic Development at PPD Inc. He holds a master's degree in business administration from the University of North Carolina at Chapel Hill and a bachelor's degree in pharmacy with honors from University of Nottingham in the U.K. Mr. Patel is 55 years old and has no familial relationships with any executive officer or director of the Company. Other than his employment by us, there have been no transactions in which the Company has participated and in which he had a direct or indirect material interest involving in excess of $120,000 since January 1, 2012, the beginning of our last completed fiscal year.

The foregoing descriptions of the Resignation Agreement and Employment Agreement are qualified in their entirety by reference to such agreement, copies of which are filed herewith

Item 8.01. Other Events.

On October 28, 2013, Furiex issued a press release announcing the management changes. A copy of the press release is attached as Exhibit 99.1.

The information in this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.36	Resignation and Transition Agreement by and between the Company and Marshall Woodworth dated October 25, 2013.

10.37	First Amended and Restated Employment Agreement by and between the Company and Sailash Patel dated October 28, 2013.

99.1	Press Release dated October 28, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FURIEX PHARMACEUTICALS, INC.

Date: October 28, 2013

/s/ June Almenoff

June Almenoff

President and Chief Medical Officer